CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Portfolio Holdings Disclosure Policy ,” “Independent Registered Public Accounting Firm,” and “Audited Financial Statements” in the Statement of Additional Information, and to the incorporation by reference of our report dated February 22, 2011 on the financial statements of the Money Market Fund, Large Cap Equity Index Fund, Small Cap Equity Index Fund, International Equity Index Fund, Large Cap Equity Fund, Small/Mid Cap Equity Fund, International Equity Fund, Bond Fund, and Stock and Bond Balanced Fund, each a series of State Farm Variable Product Trust for the year ended December 31, 2010, in the Registration Statement (Form N-1A) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 26 under the Securities Act of 1933 (Registration No. 333- 22467).

/s/ Ernst & Young LLP

Chicago, Illinois

April 29, 2011